Exhibit 5.1

Suite 1000	Correspondence:	Telephone: 506.632.1970
Brunswick House	P.O. Box 7289	Fax: 506.652.1989
44 Chipman Hill	Postal Station A	saint-john@smss.com
Saint John, NB	Saint John, NB	www.smss.com
Canada E2L 2A9	Canada E2L 4S6

December 16, 2010

GSI Group Inc.

125 Middlesex Turnpike

Bedford, Massachusetts

USA 01730

Ladies and Gentlemen:

We have acted as New Brunswick counsel for GSI Group Inc., a New Brunswick corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 proposed to be filed with the United States Securities and Exchange Commission (the “Commission”) on or about December 16, 2010 (the “Registration Statement”).

We have examined a copy of the Registration Statement and the prospectus included therein. The Registration Statement covers the registration of up to 8,695,841 shares of common stock of the Company (the “Shares”), which are issuable by the Company pursuant to, or upon the exercise of stock options issued pursuant to, the Company’s 2010 Incentive Award Plan, as amended (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder and, in particular, resolutions of the board of directors of the Company dated October 13, 2010 and December 6, 2010. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We further assume that all Shares issued pursuant to the Plan or upon the exercise of any options granted or to be granted under the Plan will be issued and paid for in accordance with the tenns of the Plan.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan or upon exercise of options duly granted pursuant to the Plan and against payment of the purchase price or exercise price therefor as provided in the plan, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to the laws of the Province of New Brunswick and we express no opinion as to the laws of any other jurisdiction.

smss.com	Charlottetown	Fredericton	Halifax	Moncton	Saint John	St. John’s

We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, including in the prospectus constituting a part thereof, and in any amendment or supplement thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours very truly,